Exhibit 99.1

Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424
http://www.cantelmedical.com

MEDIA RELEASE  •  MEDIA RELEASE  •  MEDIA RELEASE

CANTEL MEDICAL REPORTS RECORD RESULTS FOR THE

FOURTH QUARTER ENDED JULY 31, 2016

•                  Reported fourth quarter sales growth of 18.3%

•                  Delivered organic sales growth of 12.4%

•                  Reported US GAAP EPS of $0.39 vs. $0.32

•                  Achieved non-GAAP EPS of $0.48 vs. $0.39

•                  Reported US GAAP net income growth of 22.7%

•                  Delivered non-GAAP net income growth of 25.5%

•                  Achieved record full fiscal year sales and earnings

LITTLE FALLS, New Jersey (September 29, 2016) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported record US GAAP net income of $16,291,000, or $0.39 per diluted share, on an 18.3% increase in sales to a record $179,002,000 for the fourth quarter ended July 31, 2016. This compares with net income of $13,273,000, or $0.32 per diluted share, on sales of $151,255,000 for the fourth quarter ended July 31, 2015. For the full fiscal year ended July 31, 2016, the Company reported record US GAAP net income of $59,953,000, or $1.44 per diluted share, on a 17.7% increase in sales to a record $664,755,000. This compares with net income of $47,953,000 or $1.15 per diluted share on sales of $565,004,000 for the fiscal year ended July 31, 2015.

Non-GAAP net income increased 25.5% for the fourth quarter ended July 31, 2016 to $20,162,000, or $0.48 per diluted share, compared with non-GAAP net income of $16,060,000, or $0.39 per diluted share for the same quarter last year.  For the full fiscal year ended July 31, 2016, the Company reported a 21.5% increase in non-GAAP net income to $72,938,000, or $1.75 per diluted share. This compares with non-GAAP net income for the full fiscal year ending July 31, 2015 of $60,039,000, or $1.44 per diluted share.

Jørgen B. Hansen, Cantel’s President and Chief Executive Officer stated, “We are pleased to report record sales and earnings performance this quarter.  Our 18.3% reported sales growth derives from strong organic growth of 12.4%, a 0.1% decline due to foreign currency translation, with acquisitions making up the remaining 6.0%. The majority of this quarter’s strong performance was driven by the Endoscopy business. All three of our major business units have benefited from significant investments in new product development, sales expansion and marketing programs as well as the integration of recent acquisitions. We are also pleased to report a gross margin of 47.7% which improved approximately 220 basis points compared with the same quarter last year. This was driven by improvement in product mix as well as our continuous improvement efforts.”

Hansen added, “Our Endoscopy segment led sales growth for the Company this quarter with a significant year-over-year increase of 38.2%, of which 28.5% was organic. All product categories in this segment were strong including procedure room products, reprocessing equipment, chemical disinfectants, as well as service and spare parts.  Our exceptional growth and record sales volumes continued to be driven by our U.S. sales and service team supported by strong growth from our direct teams in EMEA and APAC.

Compared to the same quarter last year, sales in our Water Purification and Filtration segment increased by 2%. Organic sales growth was 1% with slight increases in all product categories. We are encouraged by additional increases in orders, and our backlog reached record levels exiting the quarter, which positions us well for fiscal year 2017.

In our Healthcare Disposables segment, sales grew 6.5% with modest organic growth. Dental waterline and sterility assurance products continue to be the strongest categories. On August 1, 2016, we acquired Accutron, Inc., the industry leading manufacturer of nitrous oxide delivery systems and single-use nasal masks. This acquisition enabled us to expand the dental portfolio of our Healthcare Disposables segment to include an additional high quality branded single-use disposable product line. In addition, this marks Cantel’s first entry into the dental equipment market, allowing the Company to increase its presence in dental offices and offer a broader portfolio of equipment and consumables.

Overall for Cantel, the strong revenue growth drove record net income. We continue to have a positive outlook in terms of sales and profit growth for fiscal year 2017. We expect to benefit from our significant ongoing investments in our business priorities — new product development, market expansion and strategic acquisitions.”

The Company further reported that its balance sheet at July 31, 2016 included current assets of $222,742,000 including cash of $28,367,000, a current ratio of 2.3, gross debt of $116,000,000 and stockholders’ equity of $454,370,000. Hansen stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS. For the full fiscal year 2016, adjusted EBITDAS grew by 21.2% to $137,949,000 as compared to $113,811,000 for the full fiscal year 2015.”

Conference Call Information

The Company will hold a conference call to discuss the results for the fourth quarter and full fiscal year ended July 31, 2016 on Thursday, September  29, 2016 at 11:00 AM Eastern time. To participate in the conference call, dial 877-407-8033 (US and Canada) or 1-201-689-8033 (International) approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, September 29, 2016 through midnight on November 29, 2016 by dialing 877-660-6853 and using conference ID # 13645489.

An audio webcast will be available via the investor relations page of the Cantel website at www.cantelmedical.com.  A replay of the presentation will be archived on the Cantel web site for those unable to listen live.

About Cantel Medical

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

Contacts:	Milicent Brooks	Richard E. Moyer
	Corporate Communications	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 774-7452	Phone: (212) 554-5466

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2016	2015	2016	2015

Net sales	$179,002	$151,255	$664,755	$565,004

Cost of sales	93,672	82,492	355,569	311,537

Gross profit	85,330	68,763	309,186	253,467

Expenses:
Selling	28,095	21,793	99,062	80,787
General and administrative	26,908	21,112	97,463	77,897
Research and development	4,511	3,726	15,410	14,022
Total operating expenses	59,514	46,631	211,935	172,706

Income from operations	25,816	22,132	97,251	80,761

Interest expense, net	833	565	3,320	2,364
Loss on sale of business	—	—	—	2,206

Income before income taxes	24,983	21,567	93,931	76,191

Income taxes	8,692	8,294	33,978	28,238

Net income	$16,291	$13,273	$59,953	$47,953

Earnings per common share - diluted	$0.39	$0.32	$1.44	$1.15

Dividends per common share	$0.06	$0.05	$0.12	$0.10

Weighted average shares - diluted	41,751	41,614	41,731	41,581

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31,	July 31,
	2016	2015
Assets
Current assets	$222,742	$188,361
Property and equipment, net	74,604	62,541
Intangible assets, net	111,719	85,836
Goodwill	280,318	241,951
Other assets	5,149	5,342
	$694,532	$584,031

Liabilities and stockholders’ equity
Current liabilities	$96,335	$70,624
Long-term debt	116,000	78,500
Other long-term liabilities	27,827	28,274
Stockholders’ equity	454,370	406,633
	$694,532	$584,031

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain internally driven non-GAAP financial measures, namely (i) non-GAAP net income, (ii) non-GAAP diluted earnings per share (“EPS”), (iii) income before interest, taxes, depreciation, amortization and stock-based compensation expense (“EBITDAS”), (iv) EBITDAS adjusted for atypical items (“Adjusted EBITDAS”), (v) net debt and (vi) organic sales growth. These non-GAAP financial measures are indicators of the Company’s performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, shareholders and other readers of our Condensed Consolidated Financial Statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Reconciliations of Net Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS as net income and diluted EPS, respectively, adjusted to exclude amortization, acquisition related items, significant reorganization and restructuring charges, major tax events and other significant items management deems atypical or non-operating in nature.

For the three and twelve months ended July 31, 2016, we made adjustments to net income and diluted EPS to exclude (i) amortization expense and (ii) costs associated with the retirement of our Chief Executive Officer. We also made adjustments to the twelve months ended July 31, 2016 to exclude (i) significant acquisition related items impacting current operating performance in the first nine months of fiscal 2016 including transaction and integration charges and ongoing fair value adjustments and (ii) the impact of favorable tax legislation in our second quarter of fiscal 2016 to arrive at our non-GAAP financial measures, non-GAAP net income and non-GAAP adjusted EPS.

For the three and twelve months ended July 31, 2015, we made adjustments to net income and diluted EPS to exclude (i) amortization expense and (ii) significant acquisition related items impacting current operating performance including transaction and integration charges and ongoing fair value adjustments to arrive at our non-GAAP financial measures, non-GAAP net income and non-GAAP EPS. We also made adustments to the twelve months ended July 31, 2015 to exclude two items that were recorded in our third quarter, namely the loss on sale of our Specialty Packaging business and the impairment of an acquired license.

Amortization expense is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition related items consist of (i) fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions, (ii) due diligence, integration, legal fees and other transaction costs associated with our acquisition program and (iii) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with our acquisition program, including acquisition accounting charges relating to recording acquired inventory and deferred revenue at fair market value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since all of these acquisition related items are atypical and often mask underlying operating performance, we excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

Reconciliations of Net Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS (con’t)

In fiscal 2016, we announced the retirement plans of our Chief Executive Officer and recorded the majority of the costs associated with his retirement in our Condensed Consolidated Financial Statements. Since these costs are atypical and masks our underlying operating performance, we made an adjustment to our net income and EPS for the three and twelve months ended July 31, 2016 to exclude such costs to arrive at our non-GAAP financial measures.

Tax legislation was enacted in the United States and internationally that enabled us to record favorable tax benefits in our second quarter of fiscal 2016 relating to the entire calendar 2015. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact on net income and EPS in the twelve months ended July 31, 2016 for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current performance and a comparison to past performance.

On April 7, 2015, we completed the sale of our Specialty Packaging business to a global packaging and service company. Overall, this transaction, including costs associated with the disposition and the recognition of a foreign currency translation gain, resulted in a $2,206,000 loss, or $0.04 in diluted earnings per share, which was recorded in loss on sale of business in our Condensed Consolidated Statements of Income in our third quarter of fiscal 2015. Since the divestiture of a business is atypical and non-operating in nature and the loss on sale masks our underlying operating performance, we excluded the loss on sale of business for purposes of calculating these non-GAAP financial measures for the three and twelve months ended July 31, 2015.

In September 2013, we acquired a license from a third party granting us the exclusive right to manufacture, commercialize, distribute and sell an endoscopy product in its beginning stage of commercialization in exchange for a series of payments, which totaled $1,000,000. We evaluated this long-lived asset in fiscal 2015 for potential impairment and determined that the future use of this acquired license was unlikely based on a recent product analysis. Accordingly, we deemed the acquired license, together with related fixed assets of $287,000 to be fully impaired and recorded a loss of $1,287,000 during the third quarter of fiscal 2015. Since the acquisition of the license and subsequent impairment were outside our standard endoscopy business operations, we excluded the impairment of the acquired license for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

The reconciliations of net income to non-GAAP net income were calculated as follows:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	July 31,		July 31,
(Unaudited)	2016	2015	2016	2015

Net Income, as reported	$16,291	$13,273	$59,953	$47,953
Intangible amortization (1)	3,358	3,617	13,095	13,265
Acquisition related items (2)	—	394	3,213	1,579
CEO retirement costs (1)	2,325	—	3,487	—
Loss on sale of business	—	—	—	2,206
Impairment of acquired license (1)	—	—	—	1,287
Income tax benefit on above adjustments (3)	(1,812)	(1,224)	(6,010)	(6,251)
Tax legislative changes (3)	—	—	(800)	—
Non-GAAP net income	$20,162	$16,060	$72,938	$60,039

(1) Amounts are recorded in general and administrative expenses.

(2) For the twelve months ended July 31, 2016, acquisition related items of $959 and $2,254 were recorded in cost of sales and general administrative expenses, respectively. For the three and twelve months ended July 31, 2015, acquisition related items of $30 and $1,981, respectively, were recorded in cost of sales and $364 and ($402), respectively, were recorded  in general administrative expenses, respectively.

(3) Amounts are recorded in income taxes.

The reconciliations of diluted EPS to non-GAAP diluted EPS were calculated as follows:

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,
(Unaudited)	2016		2015	2016	2015

Diluted EPS, as reported	$0.39		$0.32	$1.44	$1.15
Intangible amortization, net of tax	0.06		0.06	0.22	0.21
Acquisition related items, net of tax	—		0.01	0.06	0.02
CEO retirement costs, net of tax	0.04		—	0.05	—
Loss on sale of business, net of tax	—		—	—	0.04
Impairment of acquired license, net of tax	—		—	—	0.02
Tax legislative changes	—		—	(0.02)	—
Non-GAAP diluted EPS	$0.48	(4)	$0.39	$1.75	$1.44

(4) The summation of each diluted EPS does not equal the adjusted diluted EPS due to rounding.

Reconciliation of Net Income to EBITDAS and Adjusted EBITDAS

We believe EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduce the Company’s net income. Additionally, we regard EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and is a complement to operating income, net income and other GAAP financial performance measures.

We define Adjusted EBITDAS as EBITDAS excluding the same atypical items as previously described as adjustments to net income. We use Adjusted EBITDAS when evaluating the operating performance of the Company because we believe the exclusion of such atypical items, of which a significant portion are non-cash items, is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period.

The reconciliations of net income to EBITDAS and Adjusted EBITDAS were calculated as follows:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	July 31,		July 31,
(Unaudited)	2016	2015	2016	2015

Net income, as reported	$16,291	$13,273	$59,953	$47,953

Interest expense, net	833	565	3,320	2,364
Income taxes	8,692	8,294	33,978	28,238
Depreciation	3,235	3,119	11,989	10,692
Amortization	3,358	3,617	13,095	13,265
Loss on disposal of fixed assets	376	151	553	360
Stock-based compensation expense	2,524	1,513	8,361	5,867

EBITDAS	35,309	30,532	131,249	108,739

Acquisition related items	—	394	3,213	1,579
CEO retirement costs	2,325	—	3,487	—
Loss on sale of business	—	—	—	2,206
Impairment of acquired license	—	—	—	1,287

Adjusted EBITDAS	$37,634	$30,926	$137,949	$113,811

Reconciliation of Debt to Net Debt

We define net debt as long-term debt less cash and cash equivalents. Each of the components of net debt appears in the Consolidated Balance Sheets. We believe that the presentation of net debt provides useful information to investors because we review net debt as part of our management of our overall liquidity, financial flexibility, capital structure and leverage.

The reconciliations of debt to net debt were calculated as follows:

(Amounts in thousands)	July 31,	July 31,
(Unaudited)	2016	2015

Long-term debt	$116,000	$78,500
Less cash and cash equivalents	(28,367)	(31,720)
Net debt	$87,633	$46,780

Reconciliation of Sales Growth to Organic Sales Growth

We define organic sales as net sales, calculated according to GAAP, less (i) the impact of foreign currency translation and (ii) net sales related to acquired businesses during the first twelve months of ownership and divestures during the periods being compared. We believe that reporting organic sales growth provides useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior periods. We exclude the effect of foreign currency translation from organic sales growth because foreign currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size, and number of acquisitions can vary dramatically from period to period and can obscure underlying business trends and make comparisons of financial performance difficult.

For the three months ended July 31, 2016, the reconciliation of sales growth to organic sales growth for total net sales and our three largest segments were calculated as follows:

(Unaudited)	Net Sales	Endoscopy Sales	Water Purification and Filtration Sales	Healthcare Disposables

Sales growth	18.3%	38.2%	2.1%	6.5%
Impact due to foreign currency translation	0.1%	0.7%	-0.9%	0.0%
Sales related to acquisitions	-6.0%	-10.4%	0.0%	-6.3%
Organic sales growth	12.4%	28.5%	1.2%	0.2%